UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2018

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On December 6, 2017, XOMA Corporation (the “Company,” “XOMA” or “we”), through its wholly-owned subsidiary, XOMA (US) LLC, entered into a license agreement (“License Agreement “) with Rezolute, Inc. (“Rezolute”, formerly known as AntriaBio, Inc.) pursuant to which we granted an exclusive global license to Rezolute to develop and commercialize XOMA 358 (X358) for all indications. The Company and Rezolute also entered into a common stock purchase agreement (the “Purchase Agreement” and, together with the License Agreement, the “Transaction Documents”).

On March 30, 2018, the Company amended the License Agreement and the Purchase Agreement originally entered into with Rezolute in December 2017. The License Agreement was amended to add terms specifying the financial responsibility for certain tasks related to the technology transfer. The Purchase Agreement was amended as follows: (1) adjusted the total shares due upon the Initial Closing (as defined in the Purchase Agreement) from $5 million in value to 7,000,000 shares; (2) increase the shares due upon a Qualified Financing (as defined in the Purchase Agreement) from $7 million in value to $8.5 million in value; and (3) increase the shares due upon the 2019 Closing (as defined in the Purchase Agreement) from $7 million in value to $8.5 million in value. We anticipate the filing the amendments to the License Agreement and Purchase Agreement with our next Quarterly Report filing on Form 10-Q for the three month period ended March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: April 5, 2018	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer